Exhibit 10.1

AMENDMENT TO AFFINITY CARD AGREEMENT

THIS AMENDMENT TO AFFINITY CARD AGREMENT (this “Amendment”) is dated as of September 23, 2002, among COLUMBUS BANK AND TRUST COMPANY (“CB&T”), COMPUCREDIT CORPORATION, a Georgia corporation (“COMPUCREDIT”) and COMPUCREDIT ACQUISITION CORPORATION, a Nevada corporation (“CAC”).

RECITALS

WHEREAS, CB&T, CompuCredit and CAC are parties to that certain Affinity Card Agreement dated as of January 6, 1997 (as amended prior to the date hereof, the “Agreement”);

WHEREAS, CB&T, CompuCredit and CAC wish to amend the Agreement to extend the term thereof and to make certain other changes, all as hereinafter set forth;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

Section 1.       Amendments to Agreement.  The Agreement is hereby amended as follows:

Section 1.1.  Section 1.1 of the Agreement is hereby amended by the addition of the following definitions:

“Pledge and Security Agreement” shall mean the Security and Pledge Agreement, dated as of the date hereof, between CompuCredit and CB&T.

Section 1.2.  Section 3.3 of the Agreement is hereby amended by deleting the third sentence thereof in its entirety.

Section 1.3.  Article 8.1(a) of the Agreement is hereby amended to read as follows:

“This Agreement shall continue in full force and effect until March 31, 2006 unless otherwise terminated as provided in Section 8.1(b) or (c) herein.  This Agreement shall be extended for renewal terms of two (2) years each  (“Renewal Term”), unless one party notifies the other party of its intent to terminate this Agreement at least 180 days prior to the end of the term hereof or any Renewal Term.  The Termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of either party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.”

Section 1.4.  Section 8.1(b)(i)(A) shall be amended by adding the following subparagraph (4):

(4)          an “Event of Default” under the Pledge and Security Agreement shall have occurred, or CompuCredit shall fail to comply with its obligation under Section 4.02(c) of the Pledge and Security Agreement.

Section 8.1(b)(i)(A) shall be further amended by amending the paragraph immediately following the numbered subparagraphs to read as follows:

“Notwithstanding the foregoing, except in the case of an Event of Default described in clauses (1) or (4) above, notice of termination  may not be sent until the party seeking to terminate has followed the provisions of Section 8.1(f) hereof.”

Section 2.  Effect of Amendment.  Except as set forth expressly hereinabove, all terms of the Agreement shall be and remain in full force and effect, and shall constitute the respective legal, valid, binding and enforceable obligations of the parties thereto.

Section 3.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 4.  Section References.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

Section 5.  Governing Law.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of Georgia.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

COLUMBUS BANK & TRUST COMPANY

By:
Title:

COMPUCREDIT CORPORATION

By:
Title:

COMPUCREDIT ACQUISITION CORPORATION

By:
Title:

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